UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): October 24, 2014

THE DIXIE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Tennessee	0-2585	62-0183370
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 Nowlin Lane - Suite 101, Chattanooga, Tennessee	37421
(Address of principal executive offices)	(zip code)

(423) 510-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2014, the Board of Directors (the “Board”) of The Dixie Group, Inc. (the “Company”) appointed William F. Blue, Jr. to the Board.

The Board is increasing its size from nine to ten members and has appointed William F. (Bill) Blue to fill the vacancy. Mr. Blue, age 55, is currently Vice-Chairman of Investment Banking and Capital Markets of Wells Fargo Securities, LLC based in Charlotte, N.C., a position from which he will resign effective November 14, 2014, to head the Hopeway Foundation of Charlotte, N.C.

Mr. Blue will stand for re-election at the 2015 annual meeting of stockholders.

Mr. Blue will participate in the Company’s standard outside director compensation program. Pursuant to this program, each member of the Board, who is not an employee of the Company, receives an annual retainer of $24,000.00, payable $12,000 in cash and the remainder in Performance Units under the Directors Stock Plan. In addition to the annual retainer, directors who are not employees of the Company receive $1,500 for each Board meeting attended and $1,000 for each committee meeting attended ($1,500 for the Committee Chairman). Fees for attending telephonic meetings are one-half those for in-person meetings, such that each non-employee director receives $750 per telephonic board meeting and $500 per committee meeting ($750 for Chairman of the Committee). Additionally, directors receive reimbursement of the expenses they incur in attending all board and committee meetings.

The Board has determined that Mr. Blue satisfies the definition of “independent director” under relevant NASDAQ listing standards.

On October 24, 2014, the Company issued a press release announcing the appointment of Mr. Blue to the Board. A copy of the press release is filed with this Form 8-K as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits
(d)    Exhibit No.     Description
99.1        Press release issued by the Company on October 24, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2014	THE DIXIE GROUP, INC.

/s/ Jon A. Faulkner
Jon A. Faulkner
Chief Financial Officer